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                                  Exhibit 5.1

                      [  Medusa Corporation Letterhead  ]
                                                               February 15, 1996

Medusa Corporation
Lee and Monticello Boulevards
Cleveland Heights, Ohio  44118

Gentlemen,

I am Vice President, Secretary and General Counsel of Medusa Corporation (the "Company"). This opinion is furnished as an Exhibit to Registration Statement Amendment on Form S-8 (the "Amended Registration Statement"), under the Company's 1991 Long-Term Incentive Plan (the "Plan"), filed by the Company with the Securities and Exchange Commission, for the purpose of registering the Company's Common Shares, without par value (the "Common Shares"), under the Securities and Exchange Act of 1934, as amended.

On May 6, 1991, the shareholders of the Company authorized the issuance of up to 500,000 Common Shares to officers and key employees of the Company under the Plan, as contained in (the original) Registration Statement on Form S-8 dated March 4, 1992. This Amended Registration Statement, for the increase in issuance authority of up to an additional 1,000,000 Common Shares, is required as a result of the October 7, 1993 stock distribution at the rate of one additional Common Share for each two Common Shares held (which added 250,000 Common Shares to the above 500,000 Common Share authority); and the shareholders' approval on May 9, 1994 of an amendment to the Plan approving an additional 750,000 Common Share issuance authority;

In connection with rendering this opinion, I have examined the Articles of Incorporation of the Company, corporate proceedings of the Company, and such other documents and such questions of law as I deemed necessary or appropriate.

Based on the foregoing, I am pleased to advise you that in my opinion:

         (i) the Company has been duly incorporated and is a lawfully and validly existing corporation under the laws of the State of Ohio; and

         (ii) the Articles of Incorporation of the Company, amended as of May 9, 1994, authorizes the issuance of up to 50,000,000 Common Shares, of which 16,362,557 Common Shares are issued and outstanding on the date of this opinion, and the issued and outstanding Common Shares were validly issued and are fully paid and nonassessable.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                     Sincerely,

                                     /s/ John P. Siegfried
                                     John P. Siegfried

JPS:gsd